						Exhibit 99.1
Return on Invested Capital ("ROIC") and Economic Return Calculations GAAP to non-GAAP reconciliation (dollars in thousands):

	Nine Months Ended		Six Months Ended		Nine Months Ended
	Jul 4,		Apr 4,		Jun 28,
	2026		2026		2025
Operating income, as reported		$177,561		$116,301		$149,259
Restructuring and other charges, net		—		—		4,683
Accelerated stock-based compensation (1)	+	12,940	+	—	+	—
Adjusted operating income		190,501		116,301		153,942
	÷	3	x	2	÷	3
		63,500				51,314
	x	4			x	4
Adjusted annualized operating income		254,000		232,602		205,256
Adjusted effective tax rate	x	16%	x	17%	x	11%
Tax impact		40,640		39,542		22,578
Adjusted operating income (tax-effected)		$213,360		$193,060		$182,678

Average invested capital	÷	$1,431,266	÷	$1,401,134	÷	$1,298,575

ROIC		14.9%		13.8%		14.1%
Weighted average cost of capital	-	9.0%	-	9.0%	-	8.9%
Economic return		5.9%		4.8%		5.2%

	Jul 4,	Apr 4,	Jan 3,	Sep 27,
	2026	2026	2026	2025
Equity	$1,528,752	$1,489,800	$1,481,063	$1,454,588
Plus:
Debt and finance lease obligations - current	183,814	143,112	66,837	45,793
Operating lease obligations - current (2)	7,616	7,758	7,943	8,253
Debt and finance lease obligations - long-term	91,644	91,034	91,139	91,987
Operating lease obligations - long-term	23,888	25,769	27,327	29,422
Less: Cash and cash equivalents	(314,053)	(303,133)	(248,825)	(306,464)
	$1,521,661	$1,454,340	$1,425,484	$1,323,579

	Jun 28,	Mar 29,	Dec 28,	Sep 28,
	2025	2025	2024	2024
Equity	$1,419,085	$1,351,675	$1,319,069	$1,324,825
Plus:
Debt and finance lease obligations - current	50,678	121,014	121,977	157,325
Operating lease obligations - current (2)	8,470	9,968	14,875	14,697
Debt and finance lease obligations - long-term	92,215	88,761	88,728	89,993
Operating lease obligations - long-term	31,192	32,720	35,124	32,275
Less: Cash and cash equivalents	(237,567)	(310,531)	(317,161)	(345,109)
	$1,364,073	$1,293,607	$1,262,612	$1,274,006

(1)	During the nine months ended July 4, 2026, $12.9 million of accelerated stock-based compensation expense was recorded in selling and administrative expense in the accompanying Condensed Consolidated Statements of Operations as a result of a previously announced executive retirement agreement.
(2)	Included in other accrued liabilities on the Condensed Consolidated Balance Sheets.